Janis Smith
202-752-6673

October 16, 2003
REVISED - October 29, 2003

Fannie Mae Reports Third Quarter 2003 Financial Results

Net income at $2,666 million, up 168 percent over the third quarter of 2002;
Diluted earnings per share at $2.69, up 175 percent

Core business earnings at $1,826 million, up 12 percent over the third quarter of 2002;
Core business diluted earnings per share at $1.83, up 13 percent

WASHINGTON, DC – Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today reported financial results for the third quarter of 2003. The company’s reported results are based on generally accepted accounting principles (GAAP). Management also tracks and analyzes Fannie Mae’s financial results based on a supplemental non-GAAP measure called “core business earnings,” which management uses as its primary measure in operating Fannie Mae’s business (see “Core Business Earnings” and attachments).

Reported GAAP Results

	For the Quarter Ended			For the Nine Months Ended
	September 30,			September 30,

	2003	2002	Change	2003	2002	Change

Net Income (in millions)	$2,666	$994	168.2%	$5,708	$3,667	55.7%
EPS* (in dollars)	$2.69	$0.98	174.5%	$5.70	$3.59	58.8%

Core Business Earnings

	For the Quarter Ended			For the Nine Months Ended
	September 30,			September 30,

	2003	2002	Change	2003	2002	Change

Core Business Earnings (in millions)	$1,826	$1,631	12.0%	$5,536	$4,722	17.2%
Core Business EPS* (in dollars)	$1.83	$1.62	13.0%	$5.52	$4.65	18.7%

*	Diluted

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Third Quarter Earnings
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Highlights

Highlights of Fannie Mae’s financial performance in the third quarter of 2003 compared with the third quarter of 2002 include:

•	Reported net interest income of $3,489.3 million, up 34.7 percent;

•	Core net interest income of $2,668.8 million, up 21.7 percent;

•	Guaranty fee income of $613.2 million, up 32.6 percent;

•	Credit-related expenses of $28.6 million compared with $13.2 million;

•	Losses of $902.0 million from the call and repurchase of debt compared with $138.0 million; and

•	A $185.1 million after-tax gain resulting from the adoption of FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 149”).

Franklin D. Raines, Fannie Mae’s Chairman and Chief Executive Officer, said, “Fannie Mae delivered outstanding financial results in the third quarter, driven by record business volume and portfolio growth. In a quarter marked by historic levels of volatility in the fixed income markets, our company continued to benefit from the disciplined strategies for growth that have resulted in consistently strong financial performance through a wide range of economic and financial environments. The 21.9 percent year-to-date growth rate in our mortgage portfolio was achieved even as refinancing activity slowed and portfolio liquidations reached an all-time high. The strength of our performance also enabled us to repurchase nearly $6.8 billion in higher cost outstanding debt, which will benefit our shareholders in the future.”

Raines added, “We are particularly pleased by the demonstrated effectiveness of our corporate risk disciplines in a period of sustained volatility and stress in the financial markets. Our duration gap remained within our preferred range in each month of the third quarter, and while our credit loss ratio increased slightly compared with the second quarter of 2003, this measure remains at extremely low historical levels.”

Raines further noted that Congress is currently considering legislation that would change Fannie Mae’s regulatory structure. “We believe a consensus is forming around an approach that would provide for a strong, well-funded financial regulator at Treasury, which would not undermine Fannie Mae’s mission, charter, or status. We intend to continue working with policymakers in the Legislative and Executive Branches to achieve that goal.”

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Third Quarter Earnings
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Fannie Mae’s Vice Chairman and Chief Financial Officer, Timothy Howard, said, “The consistency and strength of our financial performance was not compromised by an extremely challenging and volatile market. Our core business earnings per share increased by 13.0 percent compared with the third quarter of 2002. This growth rate was substantially reduced by the impact of over $900 million in costs associated with the repurchase of outstanding debt, partially offset by a one-time after-tax gain of $185 million associated with the adoption of FAS 149, an amendment to FAS 133 that will result in the majority of Fannie Mae’s mortgage purchase commitments being accounted for as derivatives. Our portfolio business recorded exceptional financial performance in the third quarter, with core net interest income up 22 percent over the third quarter of 2002. Guaranty fee income increased by 33 percent compared with the prior year quarter.”

Howard said that the 62.4 percent annualized increase in the company’s mortgage portfolio during the third quarter was driven by record purchases of $254 billion. These purchases reflected a combination of the settlement of outstanding commitments, which totaled $135 billion at June 30, 2003, and new commitments made during the quarter. Said Howard, “In addition to seeing the very positive impact of the settlement of outstanding commitments, we were able to take advantage of attractive mortgage-to-debt spreads at different points during the quarter, and also benefited from intermittent selling of MBS by banks and other investors.” Howard added that outstanding portfolio mortgage commitments were $30 billion at September 30, 2003.

Howard noted that the duration gap on Fannie Mae’s mortgage portfolio averaged a positive one month in September. Howard said, “Our duration gap stayed within our preferred range during each month of a quarter in which yields on 10-year treasuries surged 105 basis points and then declined by 66 basis points in September. That is a very positive testament to the effectiveness of our stringent, publicly-disclosed financial and risk disciplines.”

Howard added, “During the quarter we capitalized on particularly attractive opportunities to repurchase shares of Fannie Mae common stock, while at the same time significantly strengthening our capital position to support the extraordinary growth of our mortgage portfolio.” Specifically, Howard said, Fannie Mae repurchased 5.5 million shares of common stock during the quarter, while the company’s core capital rose to $32.8 billion compared with $30.7 billion at June 30, 2003.

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Third Quarter Earnings
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Reported Results

Fannie Mae’s reported net income of $2,666 million for the third quarter of 2003 increased 168.2 percent over reported net income of $994 million in the third quarter of 2002. Diluted earnings per share (EPS) were $2.69 in the third quarter of 2003, up 174.5 percent from $0.98 in the third quarter of 2002.

Reported net income for the first nine months of 2003 was $5,708 million, up 55.7 percent from the first nine months of 2002. Diluted EPS were $5.70 during the first nine months of 2003, up 58.8 percent from the comparable period the previous year.

In accordance with FAS 133, the company recorded $472 million of unrealized mark-to-market gains on purchased options during the third quarter of 2003 compared with $1,378 million in unrealized mark-to-market losses in the third quarter of 2002. These unrealized gains were due primarily to increases in the fair value of the time value of purchased options during the quarter that resulted from the generally higher interest rate environment.

Strong growth in net interest income contributed positively to the company’s reported results for the quarter. Net interest income for the third quarter of 2003 was $3,489 million, up 34.7 percent over the third quarter of 2002. This increase primarily resulted from a 15.3 percent rise in the average net investment balance and a 21 basis point increase in the net interest yield.

The company’s net interest yield averaged 156 basis points in the third quarter of 2003 compared with 135 basis points in the third quarter of 2002. The increased amount of purchased options used as a substitute for callable debt compared with the prior year quarter had a positive effect on Fannie Mae’s net interest yield, because the cost of purchased options is not reflected in net interest yield or reported net interest income. Core net interest income and net interest margin, supplemental non-GAAP measures discussed below, include purchased options amortization expense and are calculated consistently with Fannie Mae’s methodology prior to the adoption of FAS 133.

Core Business Earnings

Core business earnings for the third quarter of 2003 totaled $1,826 million, a 12.0 percent increase over core business earnings of $1,631 million in the third quarter of 2002. Core business diluted EPS for the third quarter of 2003 were $1.83, or 13.0 percent above the third quarter of 2002. Growth in core business earnings and diluted EPS was paced by a 21.7 percent increase in core net interest income and a 32.6 percent increase in guaranty fee income.

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Fannie Mae management relies on core business earnings in operating the company’s business. Management believes that core business earnings better reflects the company’s risk management strategies, and provides investors with a better measure of the company’s financial results than GAAP net income. Core business earnings was developed in conjunction with the company’s January 1, 2001 adoption of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), to adjust for the use of purchased options as an alternative to issuing callable debt, alternatives that produce similar economic results but require different accounting treatment under FAS 133. The difference in the amounts and percentage changes between net income and core business earnings, and EPS and core business EPS, are entirely attributable to these accounting differences for interest rate hedges. The attachments to this release include a reconciliation of the company’s non-GAAP financial measures to its GAAP results.

Outlook

Vice Chairman Howard said, “As we noted in our second quarter earnings release and conference call, the exceptional growth in core business EPS Fannie Mae delivered between the fourth quarter of 2000 and the second quarter of 2003 — averaging 22 percent annually — was above trend and fueled by a substantial and temporary increase in our net interest margin. We indicated that the margin would begin to move down once interest rates stabilized or moved higher. Interest rates did increase in the third quarter, and the margin fell by ten basis points. We expect a further margin decline during the fourth quarter.”

Howard said that for the next few quarters declines in the company’s net interest margin should result in lower-than-trend growth in Fannie Mae’s core business EPS, relative to the same quarter in the previous year. For the full year 2004, however, Howard said that the company expects to achieve double-digit growth in core business EPS. Said Howard, “We expect to be able to meet the current analyst consensus of $8.00 per share next year, while adhering firmly to our recently announced risk management disciplines.”

Howard added that even with the increased variability in core business EPS envisioned for the next few quarters, the company still expects its pattern of earnings to remain less volatile than the median company with a AA or AAA credit rating.

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Howard noted that very rapid mortgage portfolio growth during the third quarter had caused the company to moderately increase its expectation for core business EPS growth during the second half of this year. Said Howard, “We now anticipate that core business EPS growth for all of 2003 will be closer to 15 percent, compared with the 12 to 14 percent range we had indicated previously.”

Howard said that in spite of extremely strong portfolio growth in the third quarter the company has not increased its expectation for full year portfolio growth from the mid-teens. Said Howard, “During the third quarter we drew down over $100 billion in outstanding mortgage commitments. In the fourth quarter we likely will have slow or even negative portfolio growth as we rebuild our commitment pipeline.” For 2004, Howard said, Fannie Mae expects the portfolio to benefit from a continued strong purchase market, and to potentially benefit from increased bank selling of mortgages and mortgage securities. At this point, said Howard, the company was estimating low-teens portfolio growth for 2004.

Howard added that while strong financial performance enabled Fannie Mae to capitalize on attractive opportunities to repurchase outstanding debt during the first three quarters of 2003, the company expected lower levels of debt repurchase during the fourth quarter, and substantially lower amounts of debt repurchase next year. In addition, Howard said, the company expects growth in administrative costs to slow to single digits in 2004.

Howard noted that it was probable that Fannie Mae’s credit losses for the remainder of this year and 2004 would be somewhat higher than the average credit losses during the first three quarters of 2003. Howard said that a portion of these increases would result from growth in the credit book. Additionally, Howard said, with single-family home prices likely to rise less rapidly, the company anticipates increases in both the number of foreclosures and the loss per case on foreclosed properties. Howard added, however, that Fannie Mae’s credit-related losses totaled only $80 million for the first three quarters of 2003, resulting in an average credit loss ratio of one-half of one basis point, and that any dollar increase in the company’s 2004 credit losses should be relatively modest.

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Howard reiterated that the company had no fixed targets for long-term core business EPS growth, but that it expected EPS to grow somewhat faster over time than the market for residential mortgage debt in which it operates. Said Howard, “Even in an environment of rising mortgage rates and slowing housing activity, we expect the growth of mortgage debt outstanding to slow only moderately from the pace of recent years. For the remainder of the decade, we still expect average growth in mortgage debt outstanding of between 7 and 9.5 percent per year. This is substantially higher than the expected growth in nominal GDP, and certainly a solid foundation for core business EPS growth through the remainder of the decade.”

Fannie Mae is unable to provide a meaningful outlook for net income and net interest yield, the most comparable GAAP measures to core business earnings and net interest margin. These GAAP measures may fluctuate considerably from quarter to quarter because they include unrealized gains or losses in the time value of purchased options. These unrealized gains or losses are heavily influenced by the volume and mix of purchased options used to finance the company’s portfolio as well as fluctuations in interest rates, which cannot reliably be projected.

Details of Fannie Mae’s third quarter 2003 financial performance follow.

Business Volume

Fannie Mae’s business volume – mortgages purchased for portfolio plus MBS issues acquired by other investors – totaled a record $427.8 billion in the third quarter of 2003, compared with $186.8 billion in the third quarter of 2002 and $410.5 billion in the second quarter of 2003. Business volume in the third quarter of 2003 consisted of $253.9 billion in portfolio purchases and $173.9 billion in MBS issues acquired by investors other than Fannie Mae’s portfolio, compared with $74.2 billion and $112.6 billion, respectively, in the third quarter of 2002. Retained commitments to purchase mortgages were $149.0 billion in the third quarter of 2003, compared with $128.0 billion in the third quarter of 2002 and $190.7 billion in the second quarter of 2003. Outstanding portfolio commitments for mandatory delivery dropped to $29.6 billion at September 30, 2003 from $134.6 billion at June 30, 2003.

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Fannie Mae’s combined book of business – the gross balance of mortgages held in portfolio and outstanding MBS and other mortgage-related securities guaranteed by Fannie Mae and held by other investors – grew at a compound annual rate of 16.2 percent during the third quarter of 2003 to $2.1 trillion. This growth resulted from a 62.4 percent annualized growth in the gross mortgage portfolio and an 8.3 percent annualized decline in outstanding MBS.

Portfolio Investment Business Results

Fannie Mae’s portfolio investment business manages the interest rate risk of the company’s mortgage portfolio and other investments. The results of this business are largely reflected in core net interest income, which is net interest income less the amortization expense of purchased options. Core net interest income for the third quarter of 2003 was $2,668.8 million, up 21.7 percent from $2,192.1 million in the third quarter of 2002. This increase was driven by a 15.3 percent rise in the average net investment balance and a four basis point increase in the net interest margin.

Fannie Mae’s net investment balance – consisting of the company’s liquid investment portfolio together with its mortgage portfolio net of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses – averaged $926 billion during the third quarter of 2003 compared with $803 billion during the third quarter of 2002. The net investment balance was $979 billion at September 30, 2003.

The company’s net interest margin averaged 120 basis points in the third quarter of 2003 compared with 116 basis points in the third quarter of 2002 and 130 basis points in the second quarter of 2003. Fannie Mae’s net interest margin declined from the second quarter of this year as record low interest rates during the spring drove heavy mortgage liquidations of older, higher-coupon mortgages that were replaced with new, current-coupon mortgages.

For the third quarter of 2003 the company realized losses from debt repurchases and debt calls of $902.0 million compared with losses of $138.0 million in the third quarter of 2002. Losses on debt repurchases totaled $878.2 million during the quarter, while losses on debt calls totaled $23.8 million. Debt repurchased and debt called in the third quarter totaled $6.8 billion and $56.9 billion, respectively. Fannie Mae regularly calls or repurchases debt as part of its interest rate risk management program.

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Credit Guaranty Business Results

Fannie Mae’s credit guaranty business manages the company’s credit risk. The results of this business are primarily reflected in guaranty fee income and credit-related losses. Guaranty fee income was $613.2 million in the third quarter of 2003, a 32.6 percent increase over the third quarter of 2002. The increase in guaranty fee income was driven by a 26.1 percent rise in average outstanding MBS and a 5.3 percent increase in the effective guaranty fee rate on that business. The effective guaranty fee rate in the third quarter of 2003 was 20.0 basis points compared with 19.0 basis points in the third quarter of 2002 and 21.2 basis points in the second quarter of 2003. The increase in the effective guaranty fee rate between the third quarters of 2003 and 2002 was a result of increased risk-based pricing fees on new business, together with the faster revenue recognition of deferred fee income due to accelerated prepayments. The decline in the effective guaranty fee rate during the third quarter compared to the second quarter was the result of slower recognition of deferred fee income due to the expectation of a slowdown in prepayments because of rising interest rates.

Credit-related losses – charge-offs plus foreclosed property income – increased during the quarter but remained at historically low levels. Credit-related losses totaled $37.0 million in the third quarter of 2003 compared with $13.9 million in the third quarter of 2002. This increase reflects continued growth in the number of single-family properties acquired through foreclosure, together with a modest increase in loss severity during the quarter.

Fannie Mae’s credit loss rate – credit-related losses as a percentage of the average combined book of business – was 0.7 basis points in the third quarter of 2003 compared with 0.3 basis points in the third quarter of 2002 and 0.5 basis points for full-year 2002.

Credit-related expense, which includes the provision for losses and foreclosed property income and is the amount recorded on the company’s income statement, totaled $28.6 million in the third quarter of 2003 and $15.4 million higher than the third quarter of 2002. The company’s allowance for loan losses and guaranty liability for MBS totaled $800 million at September 30, 2003, down slightly from December 31, 2002.

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Fannie Mae’s conventional single-family serious delinquency rate, an indicator of potential future loss activity, was 0.58 percent at August 31, 2003 compared with 0.57 percent at December 31, 2002. The company’s reporting of delinquent loans includes the performance of all seriously delinquent conventional loans, without considering the benefits of credit enhancement.

Fee and Other Income

Fee and other income in the third quarter of 2003 totaled $104.4 million compared with $91.6 million in the third quarter of 2002. Fee and other income includes technology fees, transaction fees, multifamily fees and other miscellaneous items, and is net of operating losses from certain tax-advantaged investments – primarily investments in affordable housing which qualify for the low income housing tax credit. Tax credits associated with housing tax credit investments are included in the provision for federal income taxes. Fee and other income also includes any amounts recorded as other than temporary impairment.

Administrative Expenses

Administrative expenses totaled $347.0 million in the third quarter of 2003, up 10.3 percent from the third quarter of 2002. Management expects that the growth rate for administrative expenses will slow to single digits in 2004.

The company’s ratio of administrative expense to the average combined book of business decreased in the third quarter of 2003 to .066 percent from .073 percent in the third quarter of 2002. Fannie Mae’s efficiency ratio — administrative expense divided by core taxable-equivalent revenue — was 9.1 percent in the third quarter of 2003 compared with 10.5 percent in the third quarter of 2002.

Income Taxes

The provision for federal income taxes on net income was $1,019.8 million in the third quarter of 2003 compared with $307.0 million in the third quarter of 2002. The effective federal income tax rate on net income was 28 percent in the third quarter of 2003 compared with 24 percent for the same period last year. The increase in the effective rate on reported income is attributable to an increase in taxable income during the third quarter of 2003.

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The provision for federal income taxes on core business earnings was $567.5 million in the third quarter of 2003, compared with $649.7 million in the third quarter of 2002. The effective federal income tax rate on core business earnings was 24 percent in the third quarter of 2003, compared with 28 percent in the same period last year. The decrease in the effective rate on core business earnings is primarily attributable to an increase in tax credits recognized during the third quarter of 2003.

Implementation of New Accounting Standard FAS 149

Effective July 1, 2003 Fannie Mae adopted a new accounting standard—FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 149”). As a result of the adoption of FAS 149, the company will now account for the majority of commitments to purchase mortgage loans or MBS as derivatives and will record the fair value of these commitments on its balance sheet. FAS 149 applies to mortgage loan commitments entered into or modified after June 30, 2003 and MBS commitments entered into after and outstanding at June 30, 2003. Certain of these commitments will qualify as cash flow hedges of forecasted purchases or sales with resulting changes in their fair value recorded in Accumulated Other Comprehensive Income (AOCI). When the loan or security commitment is settled, the company will amortize the amount recorded in AOCI in earnings along with an equal and offsetting amount from the amortization of the matching premium or discount recorded on the loan or security over its life. Consequently, this amortization will have no ongoing effect on earnings.

Fannie Mae will not apply hedge accounting to certain other commitments, primarily those that represent matched buy/sell commitments. Accordingly, the company will mark these commitments to market through earnings. However, the company expects associated gains and losses to largely offset, with minimal effect on earnings.

Fannie Mae recorded a transition gain of $185.1 million net of taxes as a result of the July 1, 2003 adoption of FAS 149. The transition gain primarily relates to recording the fair value of open portfolio MBS purchase commitments totaling $113 billion at June 30, 2003. Subsequent to June 30, these commitments will qualify as cash flow hedges and will be accounted for as discussed above. This transition gain is included in core business earnings in the third quarter of 2003 and will amortize into future earnings as premium expense in net interest income over the life of the mortgages.

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Capital Account Management

Fannie Mae repurchased 5.5 million shares of common stock during the third quarter of 2003 compared with 4.3 million shares in the third quarter of 2002. Through September 30, 2003, the company has repurchased a total of 19.5 million shares against the Board of Directors authorization to purchase up to 49.4 million shares of the company’s common stock, or 5 percent of shares outstanding as of December 31, 2002. At September 30, 2003 Fannie Mae had 971.1 million shares of common stock outstanding compared with 988.8 million shares at December 31, 2002.

The company issued $225 million of preferred stock during the third quarter of 2003. At September 30, 2003, preferred stock made up 12.5 percent of Fannie Mae’s core capital. The company also issued $1.0 billion of subordinated debentures in the third quarter of 2003, and had $10.9 billion of subordinated debt outstanding at September 30, 2003. Subordinated debt serves as an important risk-bearing supplement to Fannie Mae’s equity capital, although it is not a component of core capital. After providing for capital to support its off-balance sheet MBS, Fannie Mae’s total capital and outstanding subordinated debt as a percent of on-balance sheet assets was 3.8 percent at September 30, 2003. By the end of 2003, the company expects to meet its voluntary initiative to issue sufficient subordinated debt to bring the sum of total capital and outstanding subordinated debt to at least 4 percent of on-balance sheet assets, after providing capital to support off-balance sheet MBS.

Fannie Mae’s core capital, which is the basis for the company’s statutory minimum capital requirement, was $32.8 billion at September 30, 2003 compared with $28.1 billion at December 31, 2002 and $26.5 billion at September 30, 2002. Core capital was an estimated $1.316 billion above the statutory minimum at September 30, 2003. At June 30, 2003, core capital was $1.527 billion above the statutory minimum.

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Total capital includes core capital and the total allowance for loan losses and guaranty liabilities for MBS, less any specific loss allowances, and is the basis for the risk-based capital standard. Total capital was $33.5 billion at September 30, 2003 compared with $28.9 billion at December 31, 2002 and $27.3 billion at September 30, 2002. Fannie Mae’s total capital exceeded the risk-based requirement by $13.4 billion as of June 30, 2003, the latest period for which a risk-based capital requirement has been determined. The risk-based standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

Voluntary Disclosures

As part of Fannie Mae’s voluntary market discipline, liquidity, safety and soundness initiatives of October 2000, the company discloses on a quarterly basis its liquid assets as a percent of total assets along with the sensitivity of its future credit losses to an immediate 5 percent decline in home prices.

At September 30, 2003 Fannie Mae’s ratio of liquid assets to total assets was 5.6 percent compared with 6.9 percent at December 31, 2002. Liquid assets totaled $57.4 billion at September 30, 2003. Fannie Mae has committed to maintain a portfolio of high-quality, liquid investments equal to at least 5 percent of total assets.

At June 30, 2003 the present value of Fannie Mae’s net sensitivity of future credit losses to an immediate 5 percent decline in home prices was $758 million, taking into account the beneficial effect of third-party credit enhancements. This compares with $596 million at December 31, 2002. The June 30 figure reflects a gross credit loss sensitivity of $2,084 million before the effect of credit enhancements, and is net of projected credit risk sharing proceeds of $1,326 million.

Fannie Mae’s quarterly disclosures, together with the monthly interest-rate-risk disclosures, are included in the attachments to this release.

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Derivatives and FAS 133

Fannie Mae uses derivative instruments as substitutes for noncallable and callable debt issued in the cash markets to help match the cash flow characteristics of its debt with those of its mortgages and reduce the interest rate risk in its portfolio. Fannie Mae accounts for its derivatives under FAS 133. Beginning in the third quarter of 2003 with the implementation of FAS 149, the company also accounts for certain commitments to purchase mortgages and MBS as derivatives.

FAS 133 requires that Fannie Mae mark to market on its income statement the changes in the time value, but not the total value, of its purchased options – interest rate swaptions and interest rate caps. The mark to market of the time value of Fannie Mae’s purchased options during the third quarter of 2003 resulted in a net mark-to-market gain of $471.7 million compared with a net mark-to-market loss of $1,378.3 million in the third quarter of 2002, which is reported on the purchased option expense line of the income statement. Purchased option expense in the third quarter of 2003 includes $820.5 million in amortization expense, which was included in net interest income prior to FAS 133 and currently is included in core net interest income and in core business earnings. This amortization expense represents the straight-line amortization of the up-front premium paid to purchase the options over the expected life of the options together with any acceleration of expense related to options extinguished prior to exercise.

FAS 133 also requires that the company record any change in the fair values of certain derivatives, including interest rate swaps it uses as substitutes for noncallable debt, on the balance sheet in AOCI. For these types of transactions FAS 133 does not require or permit noncallable debt to be marked to market. At September 30, 2003, the AOCI component of stockholders’ equity included a reduction of $16.1 billion, or 1.7 percent of the net mortgage balance, from the marking to market of these derivatives. This compares to a reduction of $17.0 billion at June 30, 2003 and $16.3 billion at December 31, 2002. In addition, the company recorded a reduction of $2.6 billion in AOCI related to the fair value of certain mortgage-related purchase and sell commitments designated as cash flow hedges by FAS 149. Accumulated other comprehensive income is a separate component of stockholders’ equity and is not a component of core capital for regulatory purposes.

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Fannie Mae’s primary credit exposure on derivatives is that a counterparty might default on payments due, which could result in Fannie Mae having to replace the derivative with a different counterparty at a higher cost. Fannie Mae’s exposure on derivative contracts (taking into account master settlement agreements that allow for netting of payments and excluding collateral received) was $5.684 billion at September 30, 2003. All of this exposure was to counterparties rated A-/A3 or higher. Fannie Mae held $5.455 billion of collateral through custodians to offset the risk of the exposure for these instruments. Fannie Mae’s exposure, net of collateral, was $229 million at September 30, 2003 versus $197 million at December 31, 2002.

Conference Call

Fannie Mae will host a conference call with CFO Howard to discuss the company’s third quarter earnings release and respond to investor questions on Thursday, October 16, 2003 at 4:00 p.m. ET. The dial-in number for the call is 1-888-428-4478 or, for international callers, 1-651-291-5254. The confirmation code is 701529. Please dial in 5 to 10 minutes prior to the start of the call. Investors are invited to participate in the question and answer session via phone or e-mail. Questions may be submitted beginning at 9:00 a.m. ET on October 16 to ask_the_cfo@fanniemae.com; follow-up questions may be submitted to this e-mail address both during and after the call. Fannie Mae also will provide an audio Webcast of the conference call, which interested parties can access from Fannie Mae’s Web site. A replay of the conference call will be available on Fannie Mae’s Web site starting October 16, 2003 at 7:30 p.m. ET. This press release, including the attachments that provide a reconciliation of the company’s non-GAAP financial measures to its GAAP results, is available on Fannie Mae’s Web site at www.fanniemae.com/ir.

Forward-Looking Statements

This release includes forward-looking statements based on management’s estimates of trends and economic factors in the markets in which Fannie Mae is active as well as the company’s business plans. Such estimates and plans may change without notice and future results may vary from expected results if there are significant changes in economic, regulatory, or legislative conditions affecting Fannie Mae or its competitors. For a discussion of these factors, investors should review Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission (SEC), which are available on the company’s Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. Fannie Mae undertakes no duty to update these forward-looking statements.

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# # #

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through a $2 trillion “American Dream Commitment” to increase homeownership rates and serve 18 million targeted American families by the end of the decade. Since 1968, Fannie Mae has provided over $5.2 trillion of mortgage financing for more than 55 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment. Any investment decision as to any purchase of securities referred to herein must be made solely on the basis of information contained in Fannie Mae’s Offering Circular dated January 23, 2003, and that no reliance may be placed on the completeness or accuracy of the information contained in this press release.

You should not deal in securities unless you understand their nature and the extent of your exposure to risk. You should be satisfied that they are suitable for you in the light of your circumstances and financial position. If you are in any doubt you should consult an appropriately qualified financial advisor.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”

Glossary of Business Terms

Purchased options amortization expense– the cost of purchased options used to hedge interest rate risk amortized over the original expected life of the options, together with any acceleration of expense related to options extinguished prior to exercise. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

Business Volume – Mortgages purchased for portfolio plus MBS issues acquired by other investors.

Combined Book of Business – The gross mortgage portfolio plus outstanding MBS. Also referred to as the book of business. (Formerly referred to as total book of business).

Core Capital – Total stockholders’ equity excluding other comprehensive income (OCI). Represents a regulatory measure of capital.

Total Capital – Core capital plus the total allowance for loan losses and guaranty liability for MBS, less any specific loss allowances. Represents a regulatory measure of capital.

Core Net Interest Income – Net interest income and purchased options amortization expense (Comparable to net interest income pre-FAS 133).

Core Taxable-Equivalent Revenue – The sum of core net interest income, guaranty fee income, and fee and other income, together with a taxable-equivalency adjustment for tax-exempt income and investment credits (principally mortgage revenue bonds and low income housing tax credit investments).

Efficiency Ratio – Administrative expense divided by core taxable-equivalent revenue.

Gross Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio, excluding the effect of unrealized gains or losses on available for sale securities, deferred balances and the allowance for loan losses.

MBS Issues Acquired by Other Investors – Lender-originated MBS issues less MBS purchased by Fannie Mae’s mortgage portfolio. Also referred to as MBS issues. (Formerly referred to as net MBS issues). Does not include Fannie Mae-originated MBS, which generally are immaterial and disclosed in a footnote.

Net Interest Margin – Annualized taxable-equivalent core net interest income (including purchased options amortization expense) divided by the weighted average net investment balance.

Net Interest Yield – Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

Net Investment Balance – The sum of Fannie Mae’s net mortgage portfolio and other liquid investments (including float).

Net Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio including the effect of unrealized gains or losses on available for sale securities, unamortized purchase premium or discount and deferred price adjustments, and allowance for loan losses.

Outstanding MBS – Mortgage-backed securities (MBS) and other mortgage related-securities held by investors other than Fannie Mae’s mortgage portfolio. (Formerly referred to as net MBS outstanding).

Realized Common Equity – Total stockholders’ equity excluding preferred stock and OCI. Realized common equity is used in calculating return on equity.

REVISED
October 29, 2003
(Dollars and shares in millions, except per share amounts)

	Quarter Ended

	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002

Income Statement:
Net interest income	$3,489.3	$3,500.3	$3,368.4	$3,012.3	$2,591.3
Guaranty fee income	613.2	632.3	546.6	522.3	462.5
Fee and other income (expense), net	104.4	231.5	113.3	95.4	91.6
Credit-related expenses	(28.6)	(22.6)	(20.3)	(32.6)	(13.2)
Administrative expenses	(347.0)	(354.2)	(343.8)	(313.2)	(314.6)
Purchased options income (expense)	471.7	(1,882.7)	(624.6)	(1,881.1)	(1,378.3)
Debt extinguishments, net	(902.0)	(739.8)	(392.2)	(176.1)	(138.0)

Income before taxes	3,401.0	1,364.8	2,647.4	1,227.0	1,301.3
Federal income taxes	(920.1)	(262.9)	(706.9)	(274.8)	(307.0)
Cumulative effect of change in accounting principle (1)	185.1	—	—	—	—

Net income	$2,666.0	$1,101.9	$1,940.5	$952.2	$994.3

Preferred stock dividends	(41.9)	(34.2)	(30.3)	(19.9)	(21.6)
Earnings per diluted common share:
Before cumulative effect of change in accounting principle	$2.50	$1.09	$1.93	$.94	$.98
After cumulative effect of change in accounting principle	2.69	1.09	1.93	.94	.98
Cash dividends per share	.45	.39	.39	.33	.33
Weighted average diluted common shares outstanding	975.9	982.3	990.2	992.4	994.1
Effective tax rate on reported income (1)	28%	19%	27%	22%	24%
Return on common equity	63.8%	31.3%	53.6%	26.6%	28.9%
Core Business Earnings Data: (2)
Core business earnings (3)	$1,826.1	$1,860.4	$1,849.7	$1,671.9	$1,630.7
Core business earnings per diluted common share (3)	1.83	1.86	1.84	1.66	1.62
Core net interest income (4)	2,668.8	2,784.5	2,604.1	2,238.4	2,192.1
Core taxable-equivalent revenue (5)	3,803.0	3,979.8	3,603.2	3,098.0	2,986.7
Core taxable-equivalent revenue growth	27.3%	33.9%	26.9%	7.9%	15.3%
Effective tax rate on core business earnings (1)	24%	27%	26%	28%	28%
Return on average realized common equity (6)	25.4%	27.7%	28.0%	26.4%	26.2%

[Additional columns below]

[Continued from above table, first column repeated]

	Nine Months Ended September 30,

	2003	2002

Income Statement:
Net interest income	$10,358.1	$7,553.8
Guaranty fee income	1,792.0	1,293.6
Fee and other income (expense), net	449.2	136.8
Credit-related expenses	(71.5)	(59.1)
Administrative expenses	(1,045.1)	(906.0)
Purchased options income (expense)	(2,035.5)	(2,663.7)
Debt extinguishments, net	(2,034.0)	(534.4)

Income before taxes	7,413.2	4,821.0
Federal income taxes	(1,889.9)	(1,154.4)
Cumulative effect of change in accounting principle (1)	185.1	—

Net income	$5,708.4	$3,666.6

Preferred stock dividends	(106.3)	(78.5)
Earnings per diluted common share:
Before cumulative effect of change in accounting principle	$5.51	$3.59
After cumulative effect of change in accounting principle	5.70	3.59
Cash dividends per share	1.23	.99
Weighted average diluted common shares outstanding	982.9	998.7
Effective tax rate on reported income (1)	26%	24%
Return on common equity	50.1%	31.5%
Core Business Earnings Data: (2)
Core business earnings (3)	$5,536.1	$4,722.1
Core business earnings per diluted common share (3)	5.52	4.65
Core net interest income (4)	8,057.5	6,514.0
Core taxable-equivalent revenue (5)	11,386.0	8,797.8
Core taxable-equivalent revenue growth	29.4%	20.3%
Effective tax rate on core business earnings (1)	26%	27%
Return on average realized common equity (6)	27.0%	26.0%

(1)	Cumulative effect of change in accounting principle represents a one-time after-tax gain associated with the adoption of FAS 149, an amendment to FAS 133 that will result in the majority of Fannie Mae’s mortgage purchase commitments being accounted for as derivatives. The effective tax rate includes the tax effect associated with FAS 149.

(2)	Core business earnings data are non-GAAP (generally accepted accounting principles) measures management uses to track and analyze financial performance. For information regarding why management believes non-GAAP financial measures provide useful information to investors and how management uses these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Core Business Earnings and Business Segment Results” in our Annual Report on Form 10-K for the year ended December 31, 2002.

(3)	Excludes unrealized gains and losses on purchased options recorded under FAS 133 and includes purchased option premiums amortized on a straight-line basis over the original estimated life of the option. Presented on a net of tax basis.

(4)	Includes non-GAAP adjustment for straight-line amortization of purchased options premiums that would have been recorded prior to the adoption of FAS 133 in 2001.

(5)	Includes revenues net of operating losses on low-income housing tax credit limited partnerships and amortization expense of purchased options premiums, plus taxable-equivalent adjustments for tax-exempt income and investment credits using the applicable federal income tax rate.

(6)	Core business earnings less preferred stock dividends divided by average realized common stockholders’ equity (common stockholders’ equity excluding accumulated other comprehensive income).

REVISED
October 29, 2003
(Dollars in millions)

	Quarter Ended

	9/30/2003		6/30/2003	3/31/2003	12/31/2002	9/30/2002

Other Data:
Mortgage portfolio (1):
Retained commitments	$148,991		$190,726	$115,883	$149,322	$128,026
Mortgage purchases	253,908		127,960	132,005	148,551	74,227
Mortgage liquidations	147,774		125,947	105,608	107,824	62,148
Mortgage sales	1,477		5,425	1,271	1,386	1,436
Mortgage portfolio, gross (2)	917,123		812,467	815,964	790,800	751,423
Mortgage portfolio growth, gross (compounded)	62.4%		-1.7%	13.3%	22.7%	5.9%
Mortgage-Backed Securities (1):
MBS issues acquired by others (3)	$173,858		$282,502	$203,934	$155,955	$112,592
Outstanding MBS liquidations	201,043		157,789	127,029	125,219	69,087
Outstanding MBS (4)	1,211,079		1,237,461	1,107,520	1,029,456	990,393
Outstanding MBS growth rate (compounded)	(8.3%)		55.9%	34.0%	16.7%	20.4%
Average effective MBS guaranty fee rate (bp)	20.0		21.2	20.3	20.4	19.0
Book-of-Business (1):
Business volume	$427,766		$410,462	$335,938	$304,506	$186,819
Book of business	2,128,202		2,049,928	1,923,484	1,820,256	1,741,816
Book of business growth rate (compounded)	16.2%		29.0%	24.7%	19.3%	13.8%
Expense Ratios:
Ratio of administrative expense to average gross mortgage portfolio and average outstanding MBS (annualized)	0.066%		0.071%	0.073%	0.070%	0.073%
Efficiency ratio (5)	9.1%		8.9%	9.5%	10.1%	10.5%

Credit-related:
Single-family properties acquired	6,882		6,569	5,918	5,415	5,060
Single-family conventional serious delinquency rate (6)
Non-credit enhanced	0.29	% (7)	0.29%	0.30%	0.31%	0.29%
Credit enhanced	1.52	% (7)	1.42%	1.34%	1.29%	1.12%
Total	0.58	% (7)	0.56%	0.57%	0.57%	0.53%
Multifamily serious delinquency rate (8)	0.13	% (7)	0.13%	0.09%	0.05%	0.08%
Charge-offs:
Single-family	$30.7		$22.6	$21.6	$27.0	$25.2
Multifamily	5.4		3.8	1.5	15.6	1.0

Total	36.1		26.4	23.1	42.6	26.2
Foreclosed property (income) expense:
Single-family	(0.2)		(3.6)	(2.7)	(8.4)	(12.1)
Multifamily	1.1		0.1	—	0.1	(0.2)

Total	0.9		(3.5)	(2.7)	(8.3)	(12.3)
Credit-related losses	37.0		22.9	20.4	34.3	13.9
Allowance for loan losses and guaranty liability for MBS	799.6		808.0	808.2	808.4	808.1
Provision for losses (6)	27.7		26.1	23.0	40.9	25.5
Credit-related expenses	28.6		22.6	20.3	32.6	13.2
Credit-related losses as a percentage of average net mortgage portfolio and average outstanding MBS (annualized)	0.007%		0.005%	0.004%	0.008%	0.003%

[Additional columns below]

[Continued from above table, first column repeated]

	Nine Months Ended September 30,

	2003	2002

Other Data:
Mortgage portfolio (1):
Retained commitments	$455,600	$238,737
Mortgage purchases	513,873	222,090
Mortgage liquidations	379,329	169,595
Mortgage sales	8,173	8,196
Mortgage portfolio, gross (2)	917,123	751,423
Mortgage portfolio growth, gross (compounded)	21.9%	8.5%
Mortgage-Backed Securities (1):
MBS issues acquired by others (3)	$660,293	$322,305
Outstanding MBS liquidations	485,861	198,958
Outstanding MBS (4)	1,211,079	990,393
Outstanding MBS growth rate (compounded)	24.2%	20.9%
Average effective MBS guaranty fee rate (bp)	20.5	18.6
Book-of-Business (1):
Business volume	$1,174,166	$544,395
Book of business	2,128,202	1,741,816
Book of business growth rate (compounded)	23.2%	15.4%
Expense Ratios:
Ratio of administrative expense to average gross mortgage portfolio and average outstanding MBS (annualized)	0.070%	0.073%
Efficiency ratio (5)	9.2%	10.3%

Credit-related:
Single-family properties acquired	19,369	14,085
Single-family conventional serious delinquency rate (6)
Non-credit enhanced	N/A	N/A
Credit enhanced	N/A	N/A
Total	N/A	N/A
Multifamily serious delinquency rate (8)	N/A	N/A
Charge-offs:
Single-family	$74.9	$78.0
Multifamily	10.7	2.8

Total	85.6	80.8
Foreclosed property (income) expense:
Single-family	(6.5)	(27.9)
Multifamily	1.2	(0.2)

Total	(5.3)	(28.1)
Credit-related losses	80.3	52.7
Allowance for loan losses and guaranty liability for MBS	799.6	808.1
Provision for losses (6)	76.8	87.2
Credit-related expenses	71.5	59.1
Credit-related losses as a percentage of average net mortgage portfolio and average outstanding MBS (annualized)	0.005%	0.004%

(1)	Represents unpaid principal balance.

(2)	Represents unpaid principal balance. Excludes the effect of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses.

(3)	MBS and other mortgage-related securities guaranteed by Fannie Mae.

(4)	MBS and other mortgage-related securities guaranteed by Fannie Mae and held by investors other than Fannie Mae’s portfolio.

(5)	Administrative expense divided by core taxable-equivalent revenue.

(6)	Includes conventional loans three or more months delinquent or in foreclosure process as a percent of the number of loans.

(7)	As of August 31, 2003, most recent data available.

(8)	Includes loans two or more months delinquent as a percent of loan dollars.

REVISED
October 29, 2003
(Dollars in millions)

			Quarter Ended			Nine Months Ended September 30,

	9/30/2003	6/30/2003	3/31/2003	12/31/2002	9/30/2002	2003	2002

Net Interest Yield and Net Interest Margin:
Average balances:
Net mortgage investment	$840,851	$808,215	$804,804	$756,560	$738,812	$817,956	$729,071
Liquid investments	85,504	81,966	67,135	75,696	64,584	78,202	66,312

Total net investment	$926,355	$890,181	$871,939	$832,256	$803,396	$896,158	$795,383

Net interest yield, taxable-equivalent basis (1)	1.56%	1.63%	1.60%	1.51%	1.35%	1.58%	1.34%
Net interest margin, taxable-equivalent basis (2)	1.20%	1.30%	1.25%	1.14%	1.16%	1.25%	1.16%

Fee and Other Income (Expense):
Transaction fees	$132.2	$159.7	$136.7	$91.8	$43.2	$428.6	$113.0
Technology fees	68.0	91.8	70.1	62.1	60.6	229.9	134.9
Multifamily fees	37.9	31.7	34.0	26.2	20.4	103.6	59.7
Tax-advantaged investments	(80.1)	(52.4)	(71.3)	(27.5)	(57.0)	(203.8)	(197.0)
Credit enhancement expense	(36.6)	(45.1)	(41.4)	(38.2)	(20.5)	(123.1)	(84.8)
Other	(17.0)	45.8	(14.8)	(19.0)	44.9	14.0	111.0

Total	$104.4	$231.5	$113.3	$95.4	$91.6	$449.2	$136.8

	September 30,	June 30,	March 31,	December 31,	September 30,
	2003	2003	2003	2002	2002

Selected Balance Sheet Data:
Mortgage portfolio, net	$921,171	$820,276	$823,329	$797,693	$758,100
Liquid assets	57,432	69,089	61,142	61,553	53,358
Total assets	1,019,171	923,795	913,264	887,515	837,880
Debentures, notes, and bonds, net	975,734	884,081	873,920	850,982	800,255
Stockholders’ Equity:
Preferred stock	$4,108	$3,882	$3,078	$2,678	$1,678
Realized common equity	28,644	26,792	26,438	25,402	24,807
Accumulated other comprehensive income (OCI)
Unrealized gains on securities, net	3,415	3,642	4,237	4,459	4,974
Cash flow hedging results, net— FAS 133	(16,092)	(16,952)	(15,849)	(16,251)	(16,495)
Cash flow hedging results, net— FAS 149	(2,551)	—	—	—	—

Total accumulated OCI	(15,228)	(13,310)	(11,612)	(11,792)	(11,521)

Total stockholders’ equity	$17,524	$17,364	$17,904	$16,288	$14,964

Core capital (3)	$32,752	$30,675	$29,517	$28,079	$26,484
Total capital (4)	33,542	31,469	30,309	28,871	27,282

(1)	Annualized net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(2)	Annualized core net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(3)	The sum of (a) the stated value of common stock, (b) the stated value of outstanding noncumulative perpetual preferred stock, (c) paid-in capital, and (d) retained earnings, less (e) treasury stock. Represents a regulatory measure of capital.

(4)	The sum of (a) core capital and (b) the total allowance for loan losses and guaranty liability for MBS, less (c) any specific loss allowances. Represents a regulatory measure of capital.

REVISED
October 29, 2003
Dollars and shares in millions, except per share amounts

	Quarter Ended			Quarter Ended
	September 30, 2003			September 30, 2002

	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results

Net interest income	$3,489.3	$—	$3,489.3	$2,591.3	$—	$2,591.3
Purchased options amortization expense (1)	(820.5)	820.5	—	(399.2)	399.2	—

Core net interest income	2,668.8	820.5	3,489.3	2,192.1	399.2	2,591.3
Guaranty fee income	613.2	—	613.2	462.5	—	462.5
Fee and other income (expense), net	104.4	—	104.4	91.6	—	91.6
Credit-related expenses	(28.6)	—	(28.6)	(13.2)	—	(13.2)
Administrative expenses	(347.0)	—	(347.0)	(314.6)	—	(314.6)
Purchased options expense under FAS 133 (2)	—	471.7	471.7	—	(1,378.3)	(1,378.3)
Debt extinguishments, net	(902.0)	—	(902.0)	(138.0)	—	(138.0)

Income before federal income taxes	2,108.8	1,292.2	3,401.0	2,280.4	(979.1)	1,301.3
Provision for federal income taxes (3)	(467.8)	(452.3)	(920.1)	(649.7)	342.7	(307.0)
Cumulative effect of change in accounting principle	185.1	—	185.1	—	—	—

Net income	$1,826.1	$839.9	$2,666.0	$1,630.7	$(636.4)	$994.3

Preferred stock dividends	$(41.9)	$—	$(41.9)	$(21.6)	$—	(21.6)
Weighted average diluted common shares outstanding	975.9	—	975.9	994.1	—	994.1
Diluted earnings per common share	$1.83	$0.86	$2.69	$1.62	$(0.64)	$0.98

[Additional columns below]

[Continued from above table, first column repeated]

	Nine Months Ended			Nine Months Ended
	September 30, 2003			September 30, 2002

	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results

Net interest income	$10,358.1	$—	$10,358.1	$7,553.8	$—	$7,553.8
Purchased options amortization expense (1)	(2,300.6)	2,300.6	—	(1,039.8)	1,039.8	—

Core net interest income	8,057.5	2,300.6	10,358.1	6,514.0	1,039.8	7,553.8
Guaranty fee income	1,792.0	—	1,792.0	1,293.6	—	1,293.6
Fee and other income (expense), net	449.2	—	449.2	136.8	—	136.8
Credit-related expenses	(71.5)	—	(71.5)	(59.1)	—	(59.1)
Administrative expenses	(1,045.1)	—	(1,045.1)	(906.0)	—	(906.0)
Purchased options expense under FAS 133 (2)	—	(2,035.5)	(2,035.5)	—	(2,663.7)	(2,663.7)
Debt extinguishments, net	(2,034.0)	—	(2,034.0)	(534.4)	—	(534.4)

Income before federal income taxes	7,148.1	265.1	7,413.2	6,444.9	(1,623.9)	4,821.0
Provision for federal income taxes (3)	(1,797.1)	(92.8)	(1,889.9)	(1,722.8)	568.4	(1,154.4)
Cumulative effect of change in accounting principle	185.1	—	185.1	—	—	—

Net income	$5,536.1	$172.3	$5,708.4	$4,722.1	$(1,055.5)	$3,666.6

Preferred stock dividends	$(106.3)	$—	$(106.3)	$(78.5)	$—	$(78.5)
Weighted average diluted common shares outstanding	982.9	—	982.9	998.7	—	998.7
Diluted earnings per common share	$5.52	$0.18	$5.70	$4.65	$(1.06)	$3.59

	Reported Results				Core Business Earnings

	Quarter Ended		Nine Months Ended		Quarter Ended		Nine Months Ended
	9/30/03	9/30/02	9/30/03	9/30/02	9/30/03	9/30/02	9/30/03	9/30/02

Net interest income	$3,489.3	$2,591.3	$10,358.1	$7,553.8	$3,489.3	$2,591.3	$10,358.1	$7,553.8
Taxable-equivalent adjustment on tax-exempt investments (4)	118.4	128.4	360.6	377.5	118.4	128.4	360.6	377.5

Taxable-equivalent net interest income	$3,607.7	$2,719.7	$10,718.7	$7,931.3	3,607.7	2,719.7	10,718.7	7,931.3

Purchased options amortization expense					(820.5)	(399.2)	(2,300.6)	(1,039.8)

Taxable-equivalent core net interest income					$2,787.2	$2,320.5	$8,418.1	$6,891.5

Average net investment balance	$926,355	$803,396	$896,158	$795,383	$926,355	$803,396	$896,158	$795,383
Average investment yield	5.40%	6.37%	5.66%	6.42%	5.40%	6.37%	5.66%	6.42%
Average borrowing cost	4.03%	5.19%	4.25%	5.25%	4.03%	5.19%	4.25%	5.25%
Purchased options amortization expense					0.35%	0.21%	0.35%	0.20%
Average core borrowing cost (5)					4.38%	5.40%	4.60%	5.45%
Net interest yield, taxable- equivalent basis (6)	1.56%	1.35%	1.58%	1.34%
Net interest margin, taxable-equivalent basis (7)					1.20%	1.16%	1.25%	1.16%
Net interest income	$3,489.3	$2,591.3	$10,358.1	$7,553.8	$3,489.3	$2,591.3	$10,358.1	$7,553.8
Guaranty fee income	613.2	462.5	1,792.0	1,293.6	613.2	462.5	1,792.0	1,293.6
Fee and other income (expense), net	104.4	91.6	449.2	136.8	104.4	91.6	449.2	136.8

Total revenues	4,206.9	3,145.4	12,599.3	8,984.2	4,206.9	3,145.4	12,599.3	8,984.2

Investment tax credits (8)	298.2	112.1	726.7	475.9	298.2	112.1	726.7	475.9
Tax-exempt investments (4)	118.4	128.4	360.6	377.5	118.4	128.4	360.6	377.5

Total taxable-equivalent adjustments	416.6	240.5	1,087.3	853.4	416.6	240.5	1,087.3	853.4

Taxable-equivalent revenues	$4,623.5	$3,385.9	$13,686.6	$9,837.6	4,623.5	3,385.9	13,686.6	9,837.6

Purchased options amortization expense					(820.5)	(399.2)	(2,300.6)	(1,039.8)

Core taxable-equivalent revenues					$3,803.0	$2,986.7	$11,386.0	$8,797.8

(1)	This amount represents the straight-line amortization of purchased options expense allocated to interest expense over the original expected life of the options. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

(2)	This amount represents unrealized gains and losses on purchased options recorded in accordance with FAS 133.

(3)	The reconciling item represents the net federal income tax effect of core business earnings adjustments based on the applicable federal income tax rate of 35 percent.

(4)	Reflects non-GAAP adjustments to permit comparison of yields on tax-exempt and taxable assets based on a 35 percent marginal tax rate.

(5)	Includes the effect of purchased options amortization expense allocated to interest expense over the original expected life of the options.

(6)	Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

(7)	Annualized taxable-equivalent core net interest income divided by the weighted average net investment balance.

(8)	Represents non-GAAP adjustments for tax credits related to losses on certain affordable housing tax-advantaged equity investments and other investment tax credits using a 35 percent marginal tax rate.

INTEREST RATE RISK

		Rate Level Shock (50bp)		Rate Slope Shock (25bp)

	Effective	1 Year Portfolio	4 Year Portfolio	1 Year Portfolio	4 Year Portfolio
	Duration Gap	Net Interest	Net Interest	Net Interest	Net Interest
	(in months)	Income at Risk	Income at Risk	Income at Risk	Income at Risk

2000
1st Qtr	5	0.1%	4.3%	1.0%	3.0%
2nd Qtr	4	0.6%	4.8%	1.0%	3.0%
3rd Qtr	2	0.8%	4.3%	1.0%	3.1%
4th Qtr	-3	0.5%	2.0%	3.0%	4.3%
2001
1st Qtr	1	3.8%	3.2%	3.1%	4.7%
2nd Qtr	5	1.7%	4.4%	0.9%	2.0%
3rd Qtr	-1	2.4%	3.6%	2.8%	4.0%
4th Qtr	5	5.1%	4.5%	2.4%	4.3%
2002
1st Qtr	5	3.8%	6.1%	1.0%	3.1%
2nd Qtr	-4	1.2%	2.4%	3.0%	5.7%
3rd Qtr	-10	4.4%	3.9%	5.3%	6.4%
4th Qtr	-5	0.6%	1.6%	4.7%	6.6%
2003
January	-3	2.9%	3.8%	3.5%	5.7%
February	-5	3.6%	1.3%	4.9%	6.8%
March	-2	1.7%	2.8%	4.4%	6.7%
April	-2	2.1%	2.5%	4.6%	6.5%
May	-5	0.7%	2.2%	5.3%	7.1%
June	-1	2.1%	6.6%	3.9%	5.9%
July	6	9.3%	8.7%	1.9%	2.9%
August	4	4.8%	3.2%	3.4%	5.2%
September	1	2.7%	1.3%	5.2%	6.8%

o	Effective duration gap - measures the extent the effective duration of the portfolio’s assets and liabilities are matched. A positive duration gap indicates that the effective duration of our assets exceeds the effective duration of our liabilities by that amount, while a negative duration gap indicates the opposite.

Effective January 2003, the duration gap is a weighted average for the month. Prior to 2003, the duration gap was calculated on the last day of the month.

o	Net interest income at risk - compares Fannie Mae’s projected change in portfolio net interest income under the financially more adverse of a 50 basis point increase and decrease in interest rates. Fannie Mae also compares the expected change in portfolio net interest income for the more adverse of a 25 basis point decrease and increase in the slope of the yield curve. Both measurements are done for one-year and four-year periods.

A positive number indicates the percent by which net interest income could be reduced by the increased rate shock. A negative number would indicate the percent by which net interest income could be increased by the shock.

LIQUIDITY

Ratio of liquid to total assets	Ratio

December 31, 2000	8.2%
December 31, 2001	9.5%
March 31, 2002	7.1%
June 30, 2002	7.8%
September 30, 2002	6.4%
December 31, 2002	6.9%
March 31, 2003	6.7%
June 30, 2003	7.5%
September 30, 2003	5.6%

o	Fannie Mae will maintain at least three months of liquidity to ensure the company can meet all of its obligations in any period of time in which it does not have access to the debt markets. Fannie Mae also will comply with the Basel Committee on Banking Supervision’s fourteen principles for sound liquidity management.

o	To fulfill its liquidity commitment, Fannie Mae will maintain more than five percent of its on-balance sheet assets in high-quality, liquid investments.

CREDIT RISK

	Before	After
Lifetime credit loss	credit	credit
sensitivity as of:	enhancements	enhancements

(Dollars in millions)
December 31, 2000	$1,065	$295
December 31, 2001	$1,332	$487
March 31, 2002	$1,285	$425
June 30, 2002	$1,361	$465
September 30, 2002	$1,738	$501
December 31, 2002	$1,838	$596
March 31, 2003	$1,798	$635
June 30, 2003 (1)	$2,084	$758

o	Lifetime credit loss sensitivity measures the sensitivity of Fannie Mae’s expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed MBS.

o	Credit loss sensitivity is reported in present value terms and measures expected losses in two ways: before receipt of private mortgage insurance claims and any other credit enhancements and after receipt of expected mortgage insurance and other credit enhancements.

RISK-BASED CAPITAL

	Risk-based	Total
Risk-based capital	Capital	Capital	Capital
stress test	Requirement	Held	Surplus

(Dollars in billions)
September 30, 2002	$21.440	$27.278	$5.838
December 31, 2002	17.434	28.871	11.437
March 31, 2003	16.555	30.309	13.754
June 30, 2003 (1)	18.114	31.469	13.355

o	The risk-based capital standard became effective on September 13, 2002. The standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

(1)	Most recent data available.